Exhibit 99.1

Contact Information

Investor Relations:

Steven Horwitz

OmniVision Technologies, Inc.

Ph: 408.542.3263

OMNIVISION REPORTS FINANCIAL RESULTS FOR
FOURTH QUARTER AND FISCAL 2007

~ Company Reports $119.2 Million in Fiscal Fourth Quarter Revenue ~

~ Expects Revenue to Increase Sequentially 30% to 38% to $155-165 Million in First Quarter of new Fiscal Year ~

Sunnyvale, California, May 31, 2007 — OmniVision Technologies, Inc. (Nasdaq: OVTI), a leading supplier of CMOS image sensors, today reported financial results for the fiscal fourth quarter and fiscal year ended April 30, 2007.

Revenue for the fourth quarter was $119.2 million, compared to $134.4 million in the third quarter of fiscal 2007, and $131.8 million in the fourth quarter of fiscal 2006. GAAP net loss in the fourth quarter, which includes stock-based compensation expense and the related tax effects under FAS 123(R), was $1.5 million, or $(0.03) per share, compared to GAAP net income of $4.1 million, or $0.07 per diluted share, in the third quarter of fiscal 2007. GAAP net income in the fourth quarter of fiscal 2006, prior to the Company’s adoption of FAS 123(R), was $22.5 million, or $0.39 per diluted share.

Non-GAAP net income in the fiscal 2007 fourth quarter, which excludes stock-based compensation expense and the related tax effects, was $3.1 million and non-GAAP earnings were $0.06 per diluted share.

Revenue for the 2007 fiscal year was $528.1 million, compared to $491.9 million in fiscal 2006. GAAP net income for the 2007 fiscal year was $24.0 million, or $0.43 per diluted share, compared to net income of $89.1 million, or $1.56 per diluted share, in fiscal 2006.

Non-GAAP net income for the fiscal year, which excludes stock-based compensation expense, litigation expense and the related tax effects, was $52.1 million and non-GAAP earnings were $0.93 per diluted share. Refer to the attached schedule for a reconciliation of GAAP net income/loss to non-GAAP net income/loss for the three months and fiscal year ended April 30, 2007.

Gross margin for the fourth quarter of fiscal 2007 was 22.3%, compared to 24.9% for the third quarter. The reduction in gross margin reflects a shift in the Company’s product mix in the quarter towards lower-margin VGA products.

The Company ended the period with cash, cash equivalents and short-term investments totaling $305.3 million, a decrease of $35.5 million from the previous quarter.  The reduction reflects principally the $27 million that the Company contributed in the quarter to VisEra, its joint venture with TSMC, and the purchase of a complex of buildings in Santa Clara, California.

“Customer demand began to strengthen soon after our last conference call,” said Shaw Hong, OmniVision’s president and chief executive officer, “and continued to strengthen as the quarter progressed.  We believe that our portfolio of leading products will serve us well as the market shift to higher resolution products begins and the number of phones with a second camera for video-conferencing increases.  We believe that these trends are now in their early stages and will continue throughout the year.”

“We also believe that our newest architecture, OmniPixel3™, which we announced last week, positions us well for the subsequent phase of this transition.  We expect to announce shortly the launch of our first product based on the new architecture, a high performance 3.2 megapixel image sensor for high end slim phones on the all important quarter-inch form factor,” concluded Hong.

Outlook

Based on current trends, the Company expects fiscal first quarter 2008 revenues will be in the range of $155 to $165 million and earnings will be between $0.03 and $0.11 per share on a diluted basis. Excluding the estimated expense and related tax effects associated with stock-based compensation in accordance with FAS 123(R), the Company expects its non-GAAP net income will be in the range of $0.13 per share to $0.21 per share on a diluted basis. Refer to the table below for a reconciliation of GAAP to non-GAAP net income.

Conference Call

OmniVision Technologies will host a conference call today at 2:00 p.m. Pacific Time to further discuss these results. This conference call can be accessed via a webcast at www.ovt.com. The call may also be accessed by dialing 800-638-4930 or 617-614-3944 and indicating passcode 95892183.

A replay of the call will remain available at www.ovt.com for approximately twelve months. A replay of the call will also be available for 48 hours beginning approximately one hour after the call. To access the replay, dial 888-286-8010 or 617-801-6888 and enter passcode 34233128.

About OmniVision

OmniVision Technologies, Inc. designs and markets high-performance semiconductor image sensors.  Its OmniPixel®, OmniPixel2™, OmniPixel3™ and CameraChip™ products are highly integrated single-chip CMOS image sensors for mass-market consumer and commercial applications such as mobile phones, digital still cameras, security and surveillance systems, interactive video games, PCs and automotive imaging systems.  Additional information is available at www.ovt.com.

Safe Harbor Statement

Certain statements in this press release, including statements relating to the Company’s expectations regarding (i) the anticipated market shift to higher resolution products and increase in the number of phones with a second camera, the continuation of such trends and our positioning of products based on our new architecture to take advantage of such trends and transition, and (ii) revenues and earnings per share for the quarter ending July 31, 2007 are forward-looking statements. These forward-looking statements are based on management’s current expectations, and certain factors could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, competition in current and emerging markets for image sensor products, including pricing pressures; the Company’s ability to obtain design wins from various image sensor device manufacturers including manufacturers of mobile phone, laptops and PCs, digital still cameras and automobile manufacturers; wafer manufacturing yields and other manufacturing processes; the Company’s ability to accurately forecast customer demand for its products; the development, production, introduction and marketing of new products and technology; the potential loss of one or more key customers or distributors; the continued growth and development of current markets and the emergence of new markets in which the Company sells, or may sell, its products; the acceptance of the Company’s products in such current and new markets; the Company’s strategic investments and relationships, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings and reports, including, but not limited to, the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. The Company expressly disclaims any obligation to update information contained in any forward-looking statement.

Use of Non-GAAP Financial Information

To supplement the reader’s overall understanding both of its reported results presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and its outlook, the Company also presents non-GAAP measures of net income and earnings per share which are adjusted from results based on GAAP. In particular, the Company excludes stock-based compensation expense under FAS 123(R), litigation settlement expenses and the related tax effects. The non-GAAP financial measures which the Company discloses also exclude the effects of FAS 123(R) on the number of diluted common shares used in calculating non-GAAP diluted earnings per share. The Company provides these non-GAAP financial measures to enhance an investor’s overall understanding of its current financial performance, to allow for a better comparison of results to those in prior periods that did not include such expenses and to assess its prospects for the future. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with its GAAP results and the accompanying reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the Company’s business. The economic basis for the Company’s decision to use non-GAAP financial measures is that the adjustments to net income did not reflect the on-going relative strength of its performance. The Company’s prior year operating results did not include any similar adjustments. The Company’s objective is to minimize any confusion in the financial markets by providing non-GAAP net income (loss) and non-GAAP earnings (loss) per share measurements and disclosing the related components. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP statements.

The Company uses non-GAAP financial measures for internal management purposes to conduct and evaluate its business, when publicly providing its business outlook and to facilitate period-to-period comparisons. The Company views non-GAAP net income per share as a primary indicator of the profitability of its underlying business. In addition, because stock-based compensation is a non-cash expense and is offset in full by a credit to paid-in capital, it has no effect on total stockholders’ equity. A material limitation associated with the use of these measures as compared to the related GAAP measures is that the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Other than share-based compensation, these differences may cause the Company’s non-GAAP measures to not be directly comparable to other companies’ non-GAAP measures. Although these non-GAAP financial measures adjust cost, expenses and diluted share items to exclude the accounting treatment of share-based compensation, they should not be viewed as a non-GAAP presentation reflecting the elimination of the underlying share-based compensation programs. Thus, the Company’s non-GAAP presentations are not intended to present, and should not be used, as a basis for assessing what its operating results might be if it were to eliminate its share-based compensation programs. The Company compensates for these limitations by providing full disclosure of the net income and earnings per share on a basis prepared in accordance with GAAP to enable investors to consider net income and earnings per share determined under GAAP as well as on an adjusted basis, and perform their own analysis, as appropriate. As a result of the foregoing limitations, the Company does not use nor does the Company intend to use the non-GAAP financial measures when assessing the Company’s performance against that of other companies.

Estimating stock-based compensation expense and the related tax effects for a future period is subject to inherent risks and uncertainties, including but not limited to the price of the Company’s stock and the number of option exercises and sales during the quarter.

OMNIVISION TECHNOLOGIES, INC.

RECONCILIATION OF GUIDANCE FOR GAAP EARNINGS PER SHARE
TO PROJECTED NON-GAAP EARNINGS PER SHARE
(unaudited)

	Three Months Ending July 31, 2007
	GAAP Range of Estimates				Non-GAAP Range of Estimates
	From	To	Adjustment		From	To
Earnings per share	$0.03	$0.11	$0.10	(1)	$0.13	$0.21

(1)             Reflects estimated adjustment for expense and related tax effects associated with stock-based compensation in accordance with FAS123(R).

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	April 30,
	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$190,878	$240,227
Short-term investments	114,432	114,278
Accounts receivable, net	65,666	65,916
Inventories	119,663	54,973
Refundable and deferred income taxes	3,356	1,708
Prepaid expenses and other current assets	8,717	9,158
Recoverable insurance proceeds	13,000	—
Total current assets	515,712	486,260

Property, plant and equipment, net	64,363	38,010
Long-term investments	67,281	18,673
Goodwill	7,541	4,892
Intangibles, net	20,493	26,245
Other non-current assets	12,669	3,189
Total assets	$688,059	$577,269

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$56,290	$42,770
Accrued expenses and other current liabilities	17,524	21,351
Litigation settlement accrual	13,750	—
Accrued income taxes payable	61,617	52,406
Deferred income	8,873	6,329
Current portion of long-term debt	631	152
Total current liabilities	158,685	123,008

Long-term liabilities:
Long-term debt	27,576	308
Other long-term liabilities	6,998	4,033
Total long-term liabilities	34,574	4,341
Total liabilities	193,259	127,349

Minority interest	4,344	27,113

Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 60,811 shares issued and 54,941 outstanding at April 30, 2007 and 59,744 shares issued and 53,874 outstanding at April 30, 2006, respectively	61	60
Additional paid-in capital	329,012	285,112
Accumulated other comprehensive income	867	1,092
Treasury stock, 5,870 shares at April 30, 2007 and 2006	(79,568)	(79,568)
Retained earnings	240,084	216,111
Total stockholders’ equity	490,456	422,807
Total liabilities, minority interest and stockholders’ equity	$688,059	$577,269

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2007	2006	2007	2006
Revenues	$119,231	$131,829	$528,143	$491,926
Cost of revenues	92,628	83,266	372,776	310,250
Gross profit	26,603	48,563	155,367	181,676

Operating expenses:
Research, development and related	15,550	11,679	67,570	40,572
Selling, general and administrative	13,822	10,245	58,674	35,320
Litigation settlement	—	—	3,300	—
Total operating expenses	29,372	21,924	129,544	75,892

Income (loss) from operations	(2,769)	26,639	25,823	105,784
Interest income, net	3,616	2,604	14,580	8,949
Other income (expense), net	(2,175)	(323)	(1,285)	933
Income (loss) before income taxes and minority interest	(1,328)	28,920	39,118	115,666
Provision for income taxes	199	5,784	9,392	23,133
Minority interest	(74)	603	5,753	3,385
Net income (loss)	$(1,453)	$22,533	$23,973	$89,148

Net income (loss) per share:
Basic	$(0.03)	$0.42	$0.44	$1.64
Diluted	$(0.03)	$0.39	$0.43	$1.56

Shares used in computing net income (loss) per share:
Basic	54,929	53,529	54,706	54,268
Diluted	54,929	57,229	55,234	56,958

OMNIVISION TECHNOLOGIES, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2007	2006	2007	2006
GAAP net income (loss)	$(1,453)	$22,533	$23,973	$89,148
Add:
Stock-based compensation in cost of revenues	795	—	3,716	—
Stock-based compensation in research, development and related expenses	2,838	—	12,521	—
Stock-based compensation in selling, general and administrative expenses	3,143	—	13,423	—
Less:
Provision for income taxes without the effect of stock-based compensation	(2,187)	—	(3,699)	—
Non-GAAP net income after adjustment for stock-based compensation	3,136	22,533	49,934	89,148
Add:
Litigation settlement expense	—	—	3,300	—
Less:
Provision for income taxes without the effect of litigation settlement expense	—	—	(1,155)	—
Non-GAAP net income	$3,136	$22,533	$52,079	$89,148

Diluted non-GAAP net income per share	$0.06	$0.39	$0.93	$1.56

Shares used in computing diluted non-GAAP net income per share	55,637	57,229	55,955	56,958